Exhibit 99.1

EMPIRE RESORTS EXPANDS EXECUTIVE TEAM AND

PROVIDES OPENING UPDATE ON RESORTS WORLD CATSKILLS

MONTICELLO, N.Y. (December 14, 2017) – Empire Resorts, Inc. (NasdaqGM:NYNY) (“Empire” and, together with its subsidiaries, the “Company”) announced today that Jamie M. Sanko has been appointed the Chief Accounting Officer of Empire, and Kevin D. Kline has been appointed the Chief Operating Officer and General Manager of Resorts World Catskills.

Mr. Sanko has nearly 20 years of accounting and finance experience. Most recently, he served as chief financial officer of by Genting Americas, Inc. and was responsible for the financial oversight of casino and resort properties located in New York, including Resorts World Casino New York City, Miami, Bimini and Las Vegas.

Mr. Kline has 25 years of experience in the gaming industry. He has held roles at various casino properties with oversight of casino marketing, operations oversight and development. Most recently, Mr. Kline served as the senior vice president and general manager of the Horseshoe Casino Cincinnati, overseeing the development and operations of the $450 million casino in downtown Cincinnati. Prior to that role, he served as the assistant general manager for the Horseshoe Hammond Casino and vice president of casino marketing for Harrah’s New Orleans and the Rio, Las Vegas.

“With the upcoming opening of Resorts World Catskills, Empire is expanding its first-class executive team,” said Ryan Eller, President and Chief Executive Officer of Empire. “Jamie and Kevin bring years of gaming experience to strengthen the deep bench of leadership talent we already have in place, and will be key to the success of our exciting new resort casino.”

The development of Resorts World Catskills continues to progress. It is anticipated the opening of Resorts World Catskills will occur in time to herald in the Lunar New Year, with celebrations commencing in mid-February 2018.

“There is global anticipation for the opening of Resorts World Catskills,” Eller said. “We are opening a resort casino that we believe is different than the typical regional casino model. We aim for this property to exceed expectations and deliver on our promise to be the resort casino of choice.”

About the Company

The Company was awarded a gaming facility license by the New York State Gaming Commission to develop and operate a resort casino to be located at the site of a four-season destination resort being developed in the Town of Thompson in Sullivan County, approximately 90 miles from New York City. The Company is the sole holder of a gaming facility license in the Hudson Valley-Catskills Area, which consists of Columbia, Delaware, Dutchess, Greene, Orange, Sullivan and Ulster counties in New York State.

Resorts World Catskills, will include an 18-story hotel, casino and entertainment complex with approximately 100,000 square feet of casino floor, featuring over 150 live table games, 2,150 state of the art slot machines, a poker room and private gaming salons. Guest amenities will include 332 all-suite luxury rooms, which include 12 penthouse suites, 8 garden suites and 7 two-story villas, two indoor pools, a spa and fitness center — all designed to meet 5-star and 5-diamond standards. Guests will be able to choose from over 10 varied bar and restaurant experiences, including fine dining, and an Italian steakhouse created by celebrity chef Scott Conant. Guests can also enjoy year-round live entertainment at the over 2,500-seat event center, casino bars, restaurants and lounges.

The destination resort in which Resorts World Catskills is located will also include an entertainment village providing additional entertainment, food and accommodations and a Rees Jones-redesigned golf course, both of which are being developed by subsidiaries of Empire. In addition, the destination resort will include an indoor waterpark lodge.

The Company also owns and operates Monticello Casino and Raceway, a 45,000-square foot video gaming machine and harness horseracing facility located in Monticello, New York, approximately 90 miles northwest of New York City.

Further information about the Company is available at www.empireresorts.com, www.rwcatskills.com and www.monticellocasinoandraceway.com.

Cautionary Statement Regarding Forward Looking Information

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would”

and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and our management team, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, our ability to obtain regulatory approvals to open the facility within the planned timeframe; levels of spending in business and leisure segments as well as consumer confidence; changes in the competitive environment in the gaming industry and the markets where we operate; whether the Company is judged to have met the hospitality standards necessary to be awarded a 5-diamond rating by the American Automobile Association or a 5-star rating by the Forbes Travel Guide; the ability to meet and maintain compliance with legal and regulatory restrictions on our business, including in relation to our advertising, customer promotion and marketing activities; recognition of and loyalty to the Resorts World and Genting brands; customer preference for competing hospitality and gaming brands operating in our market; the effectiveness of marketing and promotional activity based on the Resorts World and Genting brands; our ability to adapt to a rapidly changing media environment; our ability to leverage the Resorts World and Genting brands to attract visitors in our market; adverse publicity relating to the Resorts World or Genting brands; whether we execute definitive agreements to join the Genting Rewards customer loyalty alliance; and the Genting Group’s continued investment to maintain, extend and expand the image of the Resorts World and Genting brands through marketing initiatives, including advertising and consumer promotions, and product innovation, over which we have no control. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Contact:

Charles A. Degliomini

Executive Vice President

(845) 807-0001

cdegliomini@empireresorts.com